UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2007

I.R.S.
Employer
Commission	Exact name of registrant as specified in its charter	State of	Identification
File Number	and principal office address and telephone number	Incorporation	No.

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
101 Constitution Ave., N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of	53-0162882
	101 Constitution Ave., N.W.	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440
Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
     On December 13, 2007, a rate case settlement was filed with the District of Columbia Public Service Commission (PSC of DC) by Washington Gas Light Company (Washington Gas), a subsidiary of WGL Holdings, Inc. The settlement must be approved by the PSC of DC before new rates can be placed into effect. The settlement, if approved, would resolve open ratemaking matters in connection with a December 21, 2006 application from Washington Gas to increase rates for natural gas service in the District of Columbia. Certain parties in this proceeding are the settling parties including Washington Gas, the Apartment and Office Building Association of Metropolitan Washington, the Federal Executive Agencies and the District of Columbia Government. Although not a signatory on the settlement, the Office and Professional Employees International Union Local No. 2 has represented that it will not oppose the settlement agreement. The Office of the People’s Counsel for the District of Columbia has informed the PSC of DC that it does not object to this settlement agreement but is also not a signatory to this settlement agreement.
     Among other issues including compliance reporting requirements, the settlement agreement proposes the following resolution to the request for a revenue increase:
•	Revenue would be increased by a net amount of $1.4 million above the current level.

•	A rate case moratorium would be in effect until January 1, 2011 and any new rates may not go into effect prior to October 1, 2011.

•	New depreciation rates for all assets and amortization accounting for the cost to achieve the outsourcing project.

•	Continuation of previously approved rate levels and accounting for the annual expense for pension costs and other post-employment benefit costs, including previously implemented trackers to match the actual expense levels.

•	Implementation of the proposed gas administrative charge which is a cost allocation mechanism that allocates certain gas-related costs to specific customer classes.

•	An effective date of December 31, 2007.
     The PSC of DC will hold a hearing to consider the settlement on Wednesday, December 19, 2007.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date: December 17, 2007	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller
(Principal Accounting Officer)